Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Dragonfly Energy Holdings Corp.

Reno, Nevada

We consent to the incorporation by reference in the Registration Statement of Dragonfly Energy Holdings Corp. on Forms S-8 (No. 333-268784 and 333-274277) and on Form S-3 (No. 333-275559) of our report dated April 16, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Dragonfly Energy Holdings Corp. as of December 31, 2023 and for the year ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Dragonfly Energy Holdings Corp for the year ended December 31, 2023.

Our report on the consolidated financial statements contains an explanatory paragraph regarding adjustments described in Note 15 to the consolidated financial statements that were applied to restate the 2022 financial statements to correct an error. We were not engaged to audit, review, or apply any procedures to the 2022 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2022 financial statements taken as a whole.

/s/ Marcum llp

Marcum llp

New York, NY

April 16, 2024